Exhibit 10.1

CONSULTANCY AGREEMENT

This Consultancy Agreement (the “Agreement”) is made as of this 15th day of February, 2021 (the “Effective Date”) and being acknowledged by the parties hereof effective by and between Dentoro Alliance LP, a company incorporated in the Republic of Ireland (the “Consultant”), and ZK International Group Co., Ltd., a British Virgin Islands exempted company (the “Company”).

WHEREAS, Consultant has substantial expertise that may be useful to the Company and/or its subsidiaries, which the Company desires to obtain;

WHEREAS, the Company desires Consultant provide certain consulting services to the Company and/or its subsidiaries and Consultant is agreeable to performing such services for the Company and/or its subsidiaries;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            APPOINTMENT.

The Company hereby engages Consultant to provide, and Consultant hereby agrees to render, the Services (as defined herein) to the Company for beneficiary of Company’s subsidiary xSigma Corporation (“xSigma”) as a consultant upon the terms and conditions hereinafter set forth.

2.            TERM.

The term of this Agreement shall be effective as of the Effective Date and shall continue for five (5) years, until terminated or extended in accordance with the provisions contained herein or by a subsequent agreement between the parties hereto (the “Term”).

3.            SERVICES.

During the Term of this Agreement, Consultant shall assist the Company and/or its wholly-owned subsidiaries with respect to the development of a DiFi exchange. Services shall include, but not limited to, those set forth in Exhibit A (collectively, the “Services”). Consultant shall report directly to the CEO of the Company.

All intellectual property created in the course of providing the Services, including but not limited to source code, libraries and documentation shall be assigned by the Company to xSigma. xSigma shall be a third party beneficiary hereunder entitled to enforce the terms hereof versus Consultant and shall be the rightful owner of all intellectual property created hereunder. For the term of this Agreement and for five (5) years thereafter, Consultant shall not, directly or indirectly, create or contribute to any service that is similar to or competitive with the DeFi product of xSigma to any entity worldwide as supported by the Services.

Consultant shall cause each employee and independent contractor of Consultant to enter into agreements with xSigma that extent to xSigma substantially the same protections as this Agreement.

4.            DUTIES OF THE COMPANY.

The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this Section. The Company shall promptly supply Consultant with necessary business information relating to the Company’s operations that the Consultant may request.

5.            COMPENSATION.

As of the Effective Date, and subject to the approval by the Board of Directors, the Company agrees to pay Consultant or its designee(s) the following as consideration for the Services rendered:

Initial Compensation:

(a)                250,000 ordinary shares of the Company;

(b)                Warrants to purchase 400,000 ordinary shares, exercisable at $1.00 per share only when Company’s closing bid price is at least $2.00 for ten (10) consecutive trading days. Such warrants shall expire after nine (9) months and may be permitted for cash or cashless exercise at Company’s option pursuant to a definitive warrant agreement;

(c)                Warrants to purchase 1,000,000 ordinary shares, exercisable at $1.50 per share only when Company’s closing bid price is above $2.50 for seven (7) consecutive trading days. Such warrants shall expire after nine (9) months and may be permitted for cash or cashless exercise at Company’s option pursuant to a definitive warrant agreement;

(d)                Warrants to purchase 500,000 ordinary shares, exercisable at $2.00 per share only when Company’s closing bid price is at least $3.50 for seven (7) consecutive trading days. Such warrants shall expire after nine (9) months and may be permitted for cash or cashless exercise at Company’s option pursuant to a definitive warrant agreement;

(e)                Warrants to purchase 600,000 ordinary shares, exercisable at $2.50 per share, only when Company’s closing bid price is at least $4.25 for seven (7) consecutive trading days. Such warrants shall expire after nine (9) months and may be permitted for cash or cashless exercise pursuant to a definitive warrant agreement;

Performance Earn-outs:

As additional inducement for the Consultants to provide service to the Company and its subsidiaries, the following additional amount of Company’s shares, valued at 70% to the volume-weighted average price of the last ten trading days immediately prior to the date hereof per ordinary share, upon achievement of the milestone event (the “Milestone Event”). The achievement of the Milestone Event shall preclude the Consultant from earning any additional share based on such Milestone Event.

1,000,000 Company’s ordinary shares to the Consultant if xSigma generates $2,500,000 or more in audited operating net income in any fiscal year of xSigma;

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If, at any time within the Term of this Agreement and subject to the completion of financing transactions for an aggregate amount of $20,000,000, the Company proposes to file a registration statement on Form F-1 with respect to any equity or equity-related security (other than in connection with an offering to the Company's employees or in connection with an acquisition, merger or similar transaction) under the Securities Act of 1933, as amended, in a primary registration on behalf of the Company and/or in a secondary registration on behalf of holders of such securities and the registration form to be used may be used for the issuance or resale of the shares, the Company shall either include the above Warrant and share issuance in such registration statement or give prompt written notice to the holders of its intention to file a registration statement and will offer to include in such registration statement such number of Warrants and shares.

6.            INDEMNIFICATION.

(a)          The Company hereby agrees to indemnify, defend, and shall hold harmless Consultant, and defend any action brought against Consultant with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys’ fees, to the extent that such action is based upon a claim that (i) is true and (ii) (A) would constitute a breach of any of the Company's representations, warranties, or agreements hereunder, (B) arises out of the negligence or willful misconduct of the Company, or (C) is based on any information provided by the Company’s content that violates any rights of third parties, including, without limitation, rights of publicity, privacy, patents, copyrights, trademarks, trade secrets, and/or licenses. The Company agrees that it will not prosecute any action or proceeding against Consultant except where such claim is materially and substantially based on the gross negligence or willful misconduct of Consultant.

(b)          Consultant hereby agrees to indemnify, defend, and shall hold harmless the Company, its affiliates and their respective directors, officers, employees, consultants, representatives and agents, and defend any action brought against same, with respect to any claim, demand, cause of action, or liability, including reasonable attorneys' fees, to the extent that such an action arises out of (i) the gross negligence or willful misconduct of Consultant or (ii) unlawful conduct.

(c)           In claiming indemnification hereunder, the indemnified party shall promptly provide the indemnifying party written notice of any claim that the indemnified party reasonably believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent.

(d)          The liability of the Company under this Agreement shall not exceed the compensation set out above, rightfully earned by the Consultant. The Company shall not be liable hereunder for any indirect, consequential or punitive damages.

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8.            INDEPENDENT CONTRACTOR STATUS AND OTHER BUSINESS OPPORTUNITIES.

It is understood and agreed that Consultant will for all purposes hereof be deemed to be an independent contractor and will not, unless otherwise expressly authorized by the Company, have any authority to act for or represent the Company in any way, execute any transaction or document on behalf of the Company or otherwise be deemed an agent of the Company. No federal, state or local withholding deductions will be withheld from any amounts owed by the Company to Consultant hereunder unless otherwise required by law.

Subject to Consultant’s obligations and duties, Consultant may not for the term hereof and for five (5) years thereafter, without limitation, (i) engage in the same or similar activities or lines of business as the Company or its subsidiaries or develop or market any products or services that compete, directly or indirectly, with those of the Company and its subsidiaries; provided that Consultant does not use in any manner any Confidential Information (as defined herein) of the Company in doing so, (ii) invest or own any interest publicly or privately in, or develop a business relationship with, any person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or its subsidiaries; provided that Consultant does not use in any manner any Confidential Information of the Company in doing so; or (iii) do business with any current or former client or customer of the Company or its subsidiaries; provided that such activity does not encourage or influence such client or customer to discontinue, reduce or decline any new business opportunity with the Company. Except for operating income derived from xSigma, neither the Company nor any of its subsidiaries shall have any right by virtue of this Agreement in or to, or to be offered, any opportunity to participate or invest in, any venture engaged in by Consultant or any right by virtue of this Agreement in or to any income or profits derived therefrom.

9.            CONFIDENTIALITY.

Consultant acknowledges that in providing the Services hereunder, Consultant will be privy to Confidential Information of the Company and its subsidiaries. As used in this Agreement, “Confidential Information” of the Company means all trade practices, business plans, price lists, supplier lists, customer lists, marketing plans, financial information, software and all other information or compilations thereof which relate to the business of the Company, or to any of its subsidiaries or affiliates, and which have not been disclosed by the Company to the public, or which are not otherwise generally available to the public.

Consultant acknowledges that the Confidential Information of the Company, as such may exist from time to time, are valuable, confidential, special and unique assets of the Company and its subsidiaries and affiliates, expensive to produce and maintain, and essential for the profitable operation of their respective businesses. Consultant agrees that, during the Term, or at any time thereafter, it shall not, and shall cause his employees, agents and representatives to not, directly or indirectly, communicate, disclose or divulge to any person or entity, or use for its benefit or the benefit of any person or entity, in any manner, any Confidential Information of the Company or its subsidiaries or affiliates acquired during the Term or any other confidential information concerning the conduct and details of the businesses of the Company and its subsidiaries and affiliates, except as required in the course of the performance of the Services hereunder or as otherwise may be required by law.

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The Company agrees that it will not disclose, and will not include in any public announcement, the name of Consultant, unless expressly agreed to by Consultant or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

10.          MISCELLANEOUS.

(a)          Termination. Subsequent to, and no less than ninety (90) days after the execution of this Agreement, either party hereto may terminate this Agreement for any reason upon thirty (30) business days’ prior written notice to the other party. Termination of this Agreement shall cause Consultant to cease providing Services under this Agreement; however, termination for any reason whatsoever shall not decrease or eliminate the compensatory obligations of the Company as outlined in Section 5 of this Agreement. Provisions that by their nature, including but not limited to confidentiality, indemnification, limitation of liability, assignment of intellectual property rights and non-competition shall survive termination hereof.

(b)           Modification. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may be amended only in writing signed by both parties hereto.

(c)           Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person at the address of such party set forth in the preamble thereof or to such other address or facsimile telephone number as the party shall have furnished in writing to the other party in accordance with the terms of this subparagraph (c).

(d)           Waiver. Any waiver by either party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to such term of any other term of this Agreement.

(e)           Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person, circumstance or jurisdiction, it shall nevertheless remain applicable to all other persons, circumstances and jurisdictions.

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(f)           Disagreements. Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Consultant and the Company hereby irrevocably and unconditionally submit themselves and their property to the nonexclusive jurisdiction of the federal and state courts of the State of New York and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in New York, or, to the extent permitted by law, in such federal court. Each of the parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referenced. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices herein. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory). If either party hereto shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses, including, but not limited to, court costs incurred with the investigation, preparation and prosecution of such action or proceeding.

(g)          Counterparts. Each party hereto may sign identical counterparts of this Agreement with the same effect as if both parties signed the same document. A copy of this Agreement signed by one party hereto and delivered by facsimile or electronic transmission to the other party shall have the same effect as the delivery of an original of this Agreement containing the original signature of such party.

(h)          Entire Agreement. This Agreement and any exhibits herein incorporated and attached hereto supersede all prior and contemporaneous negotiations and agreements (whether written or oral) and constitute the entire understanding among the parties.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

ZK INTERNATIONAL GROUP CO., LTD.

/s/ Jiancong Huang
Name: JIANCONG HUANG
Title: Chief Executive Officer

CONSULTANT

DENTORO ALLIANCE LP

/s/ Noah Boeken
By: Noah Boeken
Title: CEO

Exhibit A

Scope of the Work

The scope of the work includes the following:

Website development

xSigma website development. Creation of the website describing the xSigma, its products, mission and team.

DeFi protocol website development. Website that explains the DeFi protocol features and directs visitors to communities.

Protocol implementation.

Development of a project, decentralized stablecoin exchange on Ethereum blockchain on one side, and DeFi protocol that rewards liquidity providers on the other side. Launching of a token used for governance purposes. Research and analysis, whitepaper creation, software architecture design, token economics design (“tokenomics”), smart contracts development, web back-end development and front-end development, user interface (UI) and user experience (UX) design, testing (UI/functional/vulnerability tests).

Social medias and community management.

The objective is to build a community with thousands of real followers. Includes management of the following platforms: Twitter, Telegram, Discord, Reddit, LinkedIn. The activities involved: content generation and planning, posting, growing followers base and speaking with the community.

PR and Marketing

The objective is to bring attention to the project in the shortest timeframes and to be highlighted by global top-tier medias, publications and influencers. Includes:

—	Placements on top tier blockchain medias: articles, interviews, podcasts, banners, press releases, sponsored newsletters and other sponsored activities.
—	Featuring and placements on top tier finance/business medias.

—	Content and press releases distribution.
—	Targeted ads on Facebook and Google.
—	Influencer marketing. Includes top-tier Twitter and YouTube influencers in the blockchain space (30-250k followers).
—	Email marketing.

Content creation

Includes writing, editing and proofreading, graphics design, video design, communication strategies and scripts, podcast creation.

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